Exhibit 7.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”), dated as of March 29, 2019 (the “Effective Date”), among Daryl J. Carter (the “Assignor”), Dennis H. Chookaszian Revocable Trust (the “Assignee”), and, to the extent required under the Note (as defined herein), Pillarstone Capital REIT, a Maryland real estate investment trust (the “Borrower”).

RECITALS

A.           Pursuant to that certain Convertible Note Purchase Agreement, dated as of November 20, 2015, by and between Assignor and the Borrower (the “Note Purchase Agreement”), the Assignor owns all rights, title and interest to a 10% Convertible Promissory Note issued by the Borrower in the original principal amount of $28,888.00 (the “Note”, together with the Note Purchase Agreement, the “Convertible Note Documents”), and as of November 20, 2018 the outstanding amount of principal and interest due under the Note is $37,562.31 (the “Assigned Debt”).

B.           Assignor wishes to assign and Assignee wishes to purchase Assignor’s right, title and interest in the Assigned Debt, subject to the Borrower’s consent to the assignment contemplated hereunder.

C.           As consideration for the assignment of the Assigned Debt and the Convertible Note Documents, the Assignee has agreed to pay the Assignor the Purchase Price (as defined herein) on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.            Purchase Price. On the date first written above, the Assignee shall pay to the Assignor a purchase price equal to $37,562.31 (the “Purchase Price”).

2.            Assignment and Purchase. In consideration of the payment by the Assignee of the entirety of the Purchase Price, the Assignor hereby absolutely, irrevocably and unconditionally sells, assigns, conveys, and transfers to the Assignee all of the rights and interests to the Assigned Debt, including any rights to profits generated through the sale of Borrower’s shares of beneficial interest underlying the Note and the other rights and remedies of Assignor under the Convertible Note Documents, and the Assignee hereby agrees to purchase the Assigned Debt and accept such assignment.

3.            Closing Procedures. As of the Effective Date, the following shall take place or shall have taken place:

a.     The Assignee shall make payment of the Purchase Price to Assignor by check;

b.     The Borrower shall consent to this Agreement by executing the signature page attached hereto and delivering an executed copy of the Agreement to Assignor and Assignee, and such consent shall be evidence, in accordance with Section 8 of the Note, of Borrower’s consent to the assignment contemplated hereunder;

c.     The Borrower shall issue to, and register in the name of, Assignee a new note, in the form of the Note attached to the Note Purchase Agreement (attached hereto as Exhibit A), in the amount of the Assigned Debt, naming the Assignee as the holder thereof; and

d.     The Assignor shall release the share reserve held in the name of the Assignor and cause all shares that were previously reserved for the Assignor to be reserved for the Assignee.

4.            Payments. On and after the Effective Date, principal, interest, fees and other amounts that would otherwise be payable to or for the account of the Assignor pursuant to the Note in respect of the Assigned Debt shall, instead, be payable to or for the account of the Assignee.

5.            Representations and Warranties of Assignor. The Assignor: (a) represents and warrants to the Assignee that he is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, restriction, lien or other encumbrance; (b) represents and warrants to the Assignee that the copies of the Note Purchase Agreement and the lost note affidavit in lieu of the Note have previously delivered to the Assignee are true and correct copies; (c) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Convertible Note Documents or any other instrument or document furnished pursuant thereto; and (d) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, or the performance or observance by the Borrower or any other Person of any of their respective obligations under the Convertible Note Documents or any other instrument or document furnished pursuant thereto.

6.            Representations and Warranties of Assignee. The Assignee: (a) confirms to the Assignor that he has received a copy of the Convertible Note Documents; (b) acknowledges that it has, independently and without reliance upon the Assignor, made its own credit analysis and decision to enter into this Agreement; and (c) agrees that it will perform and comply with all of the terms and conditions set out in the Convertible Note Documents.

7.            Representations and Warranties of the Parties. The Assignor and the Assignee each individually represent and warrant that: (a)  the execution and delivery of this Agreement and the performance of the obligations hereunder do not conflict with, result in a breach of or constitute a default under any agreement to which he is a party or by which he or any of his properties or assets are bound; and (b) it has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

8.            Consent of the Borrower. The Borrower hereby consents to the assignment and transfer of the Convertible Note Documents as of the Effective Date as set forth herein.

9.            Additional Documents. Each of the parties to this Agreement agree that at any time and from time to time upon the written request of any other party, he will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Agreement.

10.          Amendments. No provision hereof may be waived or modified other than by an instrument in writing signed by the party against whom enforcement is sought.

11.          Notice. Any notice, request, information or other document to be given hereunder shall be in writing and shall be deemed given four business days after it is sent by registered or certified mail, postage prepaid, to the intended recipient at the address shown on the signature page hereto. Any party hereto may send notice by other means (including personal delivery, courier, facsimile transmission or electronic mail) and such notice will be deemed given when received. The address for notices to the Assignee as well as administrative information with respect to the Assignee is as set out below:

Dennis H. Chookaszian Revocable Trust

c/o Pillarstone Capital REIT

2600 South Gessner Road, Suite 555

Houston, Texas 77063

12.          Confidentiality. Assignee agrees to be bound by any applicable confidentiality provisions set forth in the Convertible Note Purchase Agreement.

13.          Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

14.          Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW RULES OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION.

15.          Counterparts; Exchange by Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Assignor, Assignee and the Company may execute and exchange this Agreement by means of a facsimile transmission or electronic mail and Assignor, Assignee and the Company agree that the receipt of such executed counterparts shall be binding on Assignor, Assignee and the Company and shall be construed as originals.

16.          Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party hereto.

17.        Drafting. Each of Assignor and Assignee acknowledges that Locke Lord LLP has participated in the drafting of this Agreement only as an accommodation to the parties in its capacity as counsel to the Borrower. Each of the parties hereto further acknowledges that Locke Lord LLP does not represent either Assignor or Assignee, and Locke Lord LLP has not provided any counsel or advice to Assignee or Assignor with respect to the terms hereof, the advisability of the execution hereof or the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

ASSIGNOR:

Daryl J. Carter

By:	/s/ Daryl J. Carter

ASSIGNEE:

Dennis H. Chookaszian Revocable Trust

By:	/s/ Dennis H. Chookaszian

Name: Dennis Chookaszian
Title: Trustee

CONSENTED AND ACKNOWLEDGED:

BORROWER:

Pillarstone Capital REIT, a Maryland trust

By:	/s/ James C. Mastandrea
Name:	James C. Mastandrea
Title:	Chairman, Chief Executive Officer and President

EXHIBIT A

NOTE

Convertible Note

THE OFFER AND SALE OF THIS NOTE AND THE SHARES OR SHARES UNDERLYING THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF (a) AN EFFECTIVE REGISTRATION STATEMENT COVERING THE OFFER AND SALE OF THE NOTE AND/OR THE SHARES OR SHARES, UNDER THE SECURITIES ACT OF 1933, OR (b) AN OPINION REASONABLY SATISFACTORY TO THE COMPANY FROM COUNSEL FOR SUBSCRIBER, OR FROM COUNSEL FOR THE PROPOSED TRANSFEROR TO THE EFFECT THAT SUCH TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION THEREOF.

PILLARSTONE CAPITAL REIT

10% CONVERTIBLE NOTE

March 29, 2019	$37,562.31

Note N-0002

Pillarstone Capital REIT, a Maryland real estate investment trust (the “Company”), for value received, hereby promises to pay to the order of Dennis H. Chookaszian Revocable Trust (the “Subscriber”) or the Subscriber’s registered assigns, the sum of Thirty-Seven Thousand Five Hundred Sixty-Two Dollars and 31/100 ($37,562.31), or such lesser amount as shall then equal the outstanding principal amount hereof and any unpaid accrued interest hereon, as set forth below, on the third anniversary of the date of that certain convertible note in the aggregate principal amount of $28,888 dated November 20, 2015 (the “Original Note”) issued by the Company to Daryl J. Carter pursuant to that certain Convertible Note Purchase Agreement, dated November 20, 2015, by and among the Company and Daryl J. Carter (the “Original Purchase Agreement”) or may elect to convert this Convertible Note (the “Note”) into Shares pursuant to the terms of the Purchase Agreement (as defined below).

This Note has been issued pursuant and subject to the Original Purchase Agreement, as assigned to Subscriber by that certain Assignment and Assumption Agreement dated as of March 29, 2019, by and between Daryl J. Carter and Subscriber (the “Purchase Agreement”, as the same may from time to time be amended, modified or supplemented). The Subscriber is subject to certain restrictions set forth in the Purchase Agreement and shall be entitled to certain rights and privileges set forth in the Purchase Agreement. Terms not defined herein shall have the meaning ascribed to it in the Purchase Agreement. If there is any conflict between the terms of the Purchase Agreement and the Note, the Purchase Agreement shall govern.

The following is a statement of the rights of the Subscriber and the conditions to which this Note is subject, and to which the Subscriber hereof, by the acceptance of this Note, agrees:

1.	Interest.

(a)          Interest Rate. The unpaid principal balance of this Note shall bear simple interest at a rate equal to ten percent (10%) per annum from November 20, 2018 and be deferred until the earlier of (i) November 20, 2021 (the “Maturity Date”), (ii) the date the Note is converted into Shares at the option of the Subscriber on or before the Maturity Date, or (iii) the date this Note is paid in full.

(b)          Maximum Rate Permitted by Law. In the event that any interest rate provided for in this Section 1 shall be determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law. Any payment by the Company of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of this Note without prepayment premium or penalty.

2.	Merger, Consolidation.

(a)          Acceleration on Merger, Consolidation. In the event of (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other company reorganization in which the Company shall not be the continuing or surviving entity, or any transaction or series of related transactions by the Company in which in excess of fifty percent (50%) of the Company’s voting power is issued for the purpose of combining with or acquisition by one or more corporations or other entities or persons; or (ii) a sale, conveyance or disposition of all or substantially all of the assets of the Company, then the principal and accrued interest on this Note shall be due and payable at the closing of any such transaction (either event, a “Change in Control”).

(b)          Notices. The Company shall give the Subscriber written notice of such impending transaction not later than seven (7) days prior to the shareholders’ meeting called to approve such transaction, or, if approved by the written consent of the shareholders, seven (7) days prior to the closing of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2 and the Company shall thereafter give such Subscribers prompt notice of any material changes, provided, however, that the aforesaid periods may be shortened or waived upon the written consent of the Subscribers of the majority of the principal amount of Notes then outstanding.

3.             Note Register. This Note is transferable only upon the books of the Company which it shall cause to be maintained for such purpose. The Company may treat the registered Subscriber of this Note as he or it appears on the Company’s books at any time as the Subscriber for all purposes.

4.	Defaults and Remedies.

(a)	Events of Default. An “Event of Default” shall occur if:

(i)          the Company shall default in the due observance or performance of any material covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof or pursuant to the terms of the Purchase Agreement;

(ii)         an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of the Company, or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, or for a substantial part of its property or assets, or (c) the winding up or liquidation of the Company; and such proceeding or petition shall continue undismissed for ninety (90) days, or an order or decree approving or ordering any of the foregoing shall be entered; or

(iii)        the Company shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in this paragraph, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any subsidiary, or for a substantial part of its property or assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, or (f) take any action for the purpose of effecting any of the foregoing.

(b)          Acceleration. If an Event of Default occurs under Section 4(a)(ii) or (iii), then the outstanding principal of and all accrued interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived pursuant to Section 6 below. If any other Event of Default occurs and is continuing the Subscriber, by written notice to the Company, may declare the principal of and accrued interest on this Note to be immediately due and payable.

5.             Loss, etc., of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and of indemnity reasonably satisfactory to the Company if lost, stolen or destroyed, and upon surrender and cancellation of this Note if mutilated, and upon reimbursement of the Company’s reasonable incidental expenses, the Company shall execute and deliver to the Subscriber a new Note of like date, tenor and denomination.

6.             Waiver. The Company hereby waives presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note. If an action is brought for collection under this Note, the Subscriber shall be entitled to receive all costs of collection, including, but not limited to, its reasonable attorneys’ fees.

7.             Notices. Any notice, approval, request, authorization, direction or other communication under this Note shall be given in writing and shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered personally to the party to whom the same is directed or transmitted by facsimile with confirmation of receipt, (ii) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt, or (iii) three (3) business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, at the address of the party set forth in the Purchase Agreement (or at such other address as may be communicated to the notifying party in writing).

8.             Transferability. This Note evidenced hereby may not be pledged, sold, assigned or transferred except with the express written consent of the Company, which may be withheld in its sole discretion. Any pledge, sale, assignment or transfer in violation of the foregoing shall be null and void.

9.             Headings; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

10.          Successors and Assigns. All of the covenants, stipulations, promises, and agreements in this Note by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

11.           Governing Law. This Note shall be governed by the laws of the State of Ohio, and the laws of such state (other than conflicts of laws principles) shall govern the construction, validity, enforcement and interpretation hereof, except to the extent federal laws otherwise govern the validity, construction, enforcement and interpretation hereof.

12.           Mediation. Any controversy or claim arising out of or relating to this Note, or the breach thereof, shall be settled by mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association by a mediator agreed upon in writing by the parties, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In the event the Parties fail to agree upon the choice of a mediator, each party shall appoint one individual representative and the two Party representatives shall, between themselves, choose a mediator. The Parties hereby agree that the said Mediation proceedings be held in Harris County, Texas.

13.           Payments. Each payment on this Note shall be due and payable in lawful money of the United States of America, at the address of Subscriber as shown on the books of the Company, in funds which are or will be available for next business day use by Subscriber. In any case where the payment of principal and interest hereon is due on a non-business Day, the Company shall be entitled to delay such payment until the next succeeding business day, but interest shall continue to accrue until the payment is, in fact, made.

COMPANY:

PILLARSTONE CAPITAL REIT, a Maryland real estate investment trust

By:	/s/ James C. Mastandrea

Name:	James C. Mastandrea
Title:	Chairman, Chief Executive Officer and President